CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 1, 2024, and each included in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 33-53746) of Pioneer Series Trust VIII (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated January 29, 2024, with respect to the financial statements and financial highlights of Pioneer International Equity Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended November 30, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 28, 2024